Exhibit 2.2
VOTING AGREEMENT
     THIS VOTING AGREEMENT dated as of June 26, 2008 (this “Agreement”), by and among Liberty Media Corporation, a Delaware corporation (“Parent”); and ARCH Venture Fund IV, LP, ARCH Entrepreneurs Fund L.P., Thesis Capital Master Fund Limited, LP, Thesis Capital, LP, and Spencer Capital Management, LLC (each, a “Shareholder” and collectively, the “Shareholders.”
RECITALS
     WHEREAS, Parent, Washington Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Celebrate Express, Inc., a Washington corporation (the “Company”), concurrently with the execution of this Agreement, have entered into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may be modified or amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of Company Common Stock (other than any Excluded Shares to be cancelled pursuant to Section 2.8(c) of the Merger Agreement and any Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, each Shareholder Beneficially (as defined below) owns certain shares of Company Common Stock;
     WHEREAS, in order to induce Parent and Merger Sub to execute the Merger Agreement, each Shareholder desires to restrict the transfer or disposition of, and desires to vote, the Subject Shares (as defined below) as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (defined below) is a material condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement; and
     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
AGREEMENT
     NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I
AGREEMENT TO VOTE
     Section 1.1. Agreement to Vote. Subject to the terms and conditions hereof, each Shareholder irrevocably and unconditionally agrees that from and after the date hereof and until the earlier to occur of (a) the Effective Time and (b) 5:00 p.m. (New York time) on the date the Merger Agreement is terminated in accordance with its terms (the earlier of (a) and (b) being referred to as the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder will (x) appear at each such meeting or otherwise cause its Subject Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any and (y) Vote (as defined below), or cause to be Voted at such meeting, all of such Shareholder’s Subject Shares (i) in favor of approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the Merger together with such transactions, collectively, the “Transactions”), (ii) against any action or agreement made in opposition to, or in competition with, the Merger Agreement, the Merger or the Transactions or that is intended, or could reasonably be expected to materially impede, interfere with, adversely affect or discourage the Transactions or inhibit the timely consummation of the Transactions, including, without limitation, any Acquisition Proposal, and (iii) except for the Transactions, against any Acquisition Proposal, in each case, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. For the purposes of this Agreement: “Vote” and any correlative term shall include voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 23.B.11.030(2) of the WBCA) or taking other action in favor of or against any action; and a Person “Beneficially” owns a security if such Person, directly or indirectly, through any contract, arrangement, understanding or otherwise has (A) the power to vote, or direct the vote of such security and (B) the power to dispose, or direct the disposition of such security. It is understood that this Section 1.1 obligates each Shareholder only to the extent that such Shareholder is acting in Shareholder’s capacity as a shareholder, and that the taking of any action specifically permitted by Section 5.2 of the Merger Agreement by any officer or director of the Company (in his or her capacity as such) shall not be considered a breach or violation of this Agreement.
     Section 1.2. Additional Shares. Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock with respect to which Beneficial ownership is acquired by such Shareholder, if any, after the date hereof (such shares of Company Common Stock, “New Shares”). Each Shareholder also agrees that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.
     Section 1.3. Restrictions on Transfer. On and after the date hereof and until the Expiration Time, each Shareholder agrees not to, directly or indirectly, transfer, sell, offer,

exchange, pledge or otherwise dispose of or encumber any of its Subject Shares, Options (as defined below) or New Shares.
     Section 1.4. Proxies. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Shareholder hereby grants a proxy (“Proxy”) appointing Parent, Merger Sub and each of their designees, and each of them individually, as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to be counted as present, Vote, dissent or withhold consent, or otherwise to act on behalf of such Shareholder with respect to its Subject Shares in favor of the Merger Agreement and the Transactions and otherwise in the manner contemplated by, and to give effect to, Section 1.1 hereof. The Proxy granted by each Shareholder pursuant to this Section 1.4 is, subject to the last sentence of this Section 1.4, irrevocable and is coupled with an interest, in accordance with Section 23B.07.220(4) of the WBCA, and is granted in order to secure such Shareholder’s performance under this Agreement and also in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement. If any Shareholder fails for any reason to be counted as present, consent or Vote such Shareholder’s Subject Shares in accordance with the requirements of Section 1.1 above (or anticipatorily breaches such section), then Parent and Merger Sub shall have the right to cause to be present, consent or vote such Shareholder’s Subject Shares in accordance with the provisions of Section 1.1. The Proxy granted by each Shareholder hereunder shall supersede any prior proxy and shall not be superseded by any later proxy granted, made or purported to be granted or made by such Shareholder. The Proxy granted by each Shareholder shall terminate upon termination of this Agreement in accordance with its terms.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Section 2.1. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent that:
     (a) The Shareholder Beneficially owns the number of shares of Company Common Stock set forth opposite the Shareholder’s name on Exhibit A attached hereto (such shares of Company Common Stock, the “Subject Shares”), free and clear of all Liens. Except for this Agreement and the Merger Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it is a party relating to the pledge, disposition or Voting of such Subject Shares and there are no Voting trusts or Voting agreements with respect to such Subject Shares, in each case that are inconsistent with the Shareholder’s obligations herein.
     (b) The Shareholder does not Beneficially own any shares of Company Common Stock other than the Shareholder’s Subject Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company (“Options”).

     (c) Except pursuant to this Agreement, the Shareholder has not appointed or granted any proxy, which appointment or grant is still effective with respect to the Subject Shares or any New Shares.
     (d) If the Shareholder is a corporation, limited liability company, partnership or other form of business entity, it is duly organized and validly existing under the laws of its jurisdiction of organization and is duly authorized to do business and is in good standing under the laws of its jurisdiction of organization.
     (e) The Shareholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Shareholder enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
     (f) Other than filings under the Exchange Act, no notices, reports or other filings are required to be made by the Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Shareholder from, any Governmental Authority, in connection with the execution and delivery of this Agreement by the Shareholder.
     (g) The execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation by it of the transactions contemplated hereby will not, (i) violate, conflict with or constitute a breach of, or a default under, the certificate of formation, articles of organization, operating agreement or any comparable governing instruments of the Shareholder, if any, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any Contract to which the Shareholder is a party or by which any of its assets are bound, (iii) will not result in the creation of any Lien on any of the assets of the Shareholder or (iv) result in a violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which any of its assets are bound.
ARTICLE III
ADDITIONAL AGREEMENTS
     Section 3.1. Waiver of Appraisal Rights. Each Shareholder hereby irrevocably waives any rights of appraisal or rights of dissent from the Merger that such Shareholder may have under the WBCA or otherwise.
     Section 3.2. Sales Plans. Each Shareholder hereby agrees and covenants that, as soon as practicable after the date hereof, such Shareholder will take any and all actions reasonably necessary to suspend (until the Expiration Time) or terminate its participation in any and all plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act to which such Shareholder is a party that relate to the Subject Shares, Options or any New Shares.
     Section 3.3. Disclosure. Each Shareholder hereby authorizes Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Shareholder’s identity and ownership of the Subject Shares and New Shares (if any) and this Agreement. Each Shareholder hereby agrees that, without the prior written consent of Parent, it shall not issue any press release or make any public statements with respect to this Agreement, the Merger Agreement, the Transactions, Parent, Merger Sub or the Company, except as may be required by applicable law or court process.
     Section 3.4. Non-Interference; Further Assurances. Each Shareholder agrees that prior to the termination of this Agreement, it shall not take any action that would make any representation or warranty of it contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement.
     Section 3.5. No Proxy Solicitations. Each Shareholder agrees that it will not, nor will it permit any of its members or any Person under its control to, directly or indirectly: (a) solicit, initiate, encourage, knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (b) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate or encourage any inquiries concerning or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (c) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal, or (d) execute or enter into, or publicly propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except, with respect to clauses (a) and (b) to notify such Person as to the existence of these provisions. Each Shareholder further agrees that it shall use reasonable efforts to cause its agents and representatives (including any investment banker, attorney or accountant retained by Shareholder) to comply with this Section 3.5, and shall not authorize or permit any of them to take any action in contravention of the provisions hereof. It is understood that this Section 3.5 limits the rights of each Shareholder only to the extent that such Shareholder is acting in Shareholder’s capacity as a shareholder, and that the taking of any action specifically permitted by Section 5.2 of the Merger Agreement by any officer or director of the Company (in his or her capacity as such) shall not be considered a breach or violation of this Agreement.
     Section 3.6. No Voting Trusts. Each Shareholder agrees that it will not, nor will such Shareholder permit any Person under its control to, deposit any of such Shareholder’s Subject Shares or New Shares (if any) in a Voting trust or subject any of such Shareholder’s Subject Shares or New Shares (if any) to any arrangement with respect to the Voting of the Subject Shares or New Shares (if any) inconsistent with this Agreement.

     Section 3.7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Shareholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Subject Shares, except as otherwise provided herein with respect to the Subject Shares and New Shares (if any).
ARTICLE IV
TERMINATION
     Section 4.1. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect after the Expiration Time.
     Section 4.2. Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties, other than with respect to breaches occurring prior to such termination, will terminate and become void without further action by any party except for the provisions of Section 4.1, this Section 4.2 and Article V, which will survive such termination.
ARTICLE V
MISCELLANEOUS
     Section 5.1. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law by payment of money damages. Accordingly, each party hereto agrees that injunctive relief, specific performance or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.
     Section 5.2. Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
     Section 5.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by reputable overnight courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:
(a)	If to Parent: Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112 Attention: General Counsel Facsimile: (720) 875-5382

with a copy to: Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202 Attention: Jeffrey R. Kesselman Facsimile: (303) 298-0940

(b)	If to the Shareholders, to the addresses set forth on the signature pages hereto.
 or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (i) upon actual delivery, if delivered by hand, (ii) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (iii) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.
     Section 5.4. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
     Section 5.5. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.
     Section 5.6. Severability. In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.
     Section 5.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
     Section 5.8. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
     Section 5.9. THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.
     Section 5.10. Assignment. Neither any Shareholder nor Parent may assign any of its rights or obligations under this Agreement without (a) in the case of an assignment by a Shareholder, the prior written consent of Parent, or (b) in the case of an assignment by Parent, each Shareholder, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no such assignment shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 5.11. Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

     Section 5.12. Expenses. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LIBERTY MEDIA CORPORATION
By:	/s/ Michael P. Zeisser
Michael P. Zeisser
Senior Vice President
[SIGNATURE PAGE TO VOTING AGREEMENT]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SPENCER CAPITAL MANAGEMENT, LLC
By:	/s/ Kenneth H. Shubin Stein
	Name:	Kenneth H. Shubin Stein
	Title: Address:	Authorized Signatory
[SIGNATURE PAGE TO VOTING AGREEMENT]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THESIS CAPITAL MASTER FUND LIMITED, LP By: Thesis Capital Management, LLC

By:	/s/ Stephen Roseman

Name: Stephen Roseman Title: Sole Manager Address:

THESIS CAPITAL, LP

By: Thesis Capital Management, LLC

By:	/s/ Stephen Roseman

Name: Stephen Roseman Title: Sole Manager Address:
[SIGNATURE PAGE TO VOTING AGREEMENT]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ARCH VENTURE FUND IV, LP

By: ARCH Venture Partners IV, LLC, its General Partner

By:	/s/ Clinton W. Bybee

Name: Clinton W. Bybee
Title: Managing Director
Address: 8725 W. Higgins Rd, Suite 290
Chicago, IL 60631

ARCH Entrepreneurs Fund, L.P.

By: ARCH Venture Partners IV, LLC, its General Partner

By:	/s/ Clinton W. Bybee

Name: Clinton W. Bybee
Title: Managing Director
Address: 8725 W. Higgins Rd, Suite 290
Chicago, IL 60631
[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A
SUBJECT SHARES

Spencer Capital	1,502,221

ARCH Venture Fund IV, LP	1,004,754

ARCH Entrepreneurs Fund, LP	26,442

Thesis Capital Master Fund Limited, LP	516,769

Thesis Capital, LP	112,559